UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2008

Comarco, Inc.

(Exact name of registrant as specified in its charter)

000-05449

(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) As previously disclosed, Samuel M. Inman III has been serving as the interim President and Chief Executive Officer of Comarco, Inc. (the “Company”) since March 10, 2008. Also as separately disclosed, Winston Hickman has been serving as the Company’s interim Chief Financial Officer since March 25, 2008. The Company’s Board of Directors acted on July 3, 2008 to remove the “interim” designations and confirm and approve the appointment of Mr. Inman as the President and Chief Executive Officer of the Company and the appointment of Mr. Hickman as the Company’s Vice President and Chief Financial Officer, and Treasurer.

Each of Messrs. Inman and Hickman commenced serving as employees of the Company effective July 3, 2008, and the previously disclosed management agreements pursuant to which each officer served as an independent contractor were terminated as of that date. Subject to further review and action by the Board of Directors, Mr. Inman shall initially receive a salary of $40,000 per month and Mr. Hickman shall initially receive a salary of $30,000 per month. In addition, Messrs. Inman and Hickman are eligible to receive other standard benefits and insurance historically made available to executive officers of the Company in their positions. The Company’s Compensation Committee has been charged to prepare and negotiate employment agreements further establishing compensation and benefits packages for Messrs. Inman and Hickman as well as the conditions of their employment. Biographical information for Messrs. Inman and Hickman has been previously disclosed in Forms 8-K filed with the Securities and Exchange Commission (“SEC”) on March 13, 2008 and March 26, 2008, respectively, and is incorporated herein by reference.

(e) As indicated above, management agreements pursuant to which each of Messrs. Inman and Hickman previously served as an independent contractor were terminated effective as of July 3, 2008. Each management agreement was dated as of May 21, 2008 and filed with the SEC on May 23, 2008 as an exhibit to Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC. (Registrant)

Date: July 10, 2008	By:	/s/ Winston Hickman
Winston Hickman Vice President and Chief Financial Officer